Exhibit 10.5.5

EHEALTH, INC. 2006 EQUITY INCENTIVE PLAN

NOTICE OF INITIAL OUTSIDE DIRECTOR STOCK UNIT GRANT

You have been granted the following Stock Unit award covering shares of the Common Stock of eHealth, Inc. (the “Company”). Each Unit is equivalent to one share of Common Stock of the Company (a “Share”) for purposes of determining the number of Shares subject to this award. None of the restricted Stock Units will be issued (nor will you have the rights of a stockholder with respect to the underlying shares) until the vesting conditions described below are satisfied. Additional terms of this grant are as follows:

Name of Participant:	«Name»

Total Number of Shares:	5,000

Date of Grant:	«DateGrant»

Vesting Schedule:	25% of the Shares covered by this award shall vest on each anniversary of the date of grant, subject to your continued Service through such vesting date. In addition, this restricted Stock Unit becomes 100% vested if the Company is subject to a “Change in Control” (as defined in the Plan) before your Service terminates.

You and the Company agree that this Stock Unit award is granted under, and governed by the terms and conditions of, the 2006 Equity Incentive Plan (the “Plan”) and the Stock Unit Award Agreement, both of which are attached to and made a part of this document.

You further agree that the Company may deliver by email all documents relating to the Plan or this award (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a website, it will notify you by email.

PARTICIPANT:	EHEALTH, INC.

By:

Title: